EXHIBIT 99.1

Warren Resources Announces Fourth Quarter and Full-Year 2012 Results

NEW YORK, March 6, 2013 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today reported its fourth quarter and full-year 2012 financial and operating results. For the year ended December 31, 2012, Warren reported net income of $15.5 million, or $0.22 per diluted share, compared to net income of $21.6 million for the year in 2011, or $0.30 per diluted share.

For the fourth quarter of 2012, Warren reported net income of $4.0 million, or $0.06 per diluted share, compared to net income of $3.0 million for the fourth quarter of 2011, or $0.04 per diluted share.

In announcing the results, Philip A. Epstein, Chairman and Chief Executive Officer, commented, "We are in a strong financial position thanks to our continued drilling success in California. This financial strength will be helpful in implementing our new strategy of growing the Company through acquisitions and joint ventures. As a result of drilling 17 new oil wells in California, our proved oil reserves increased by 9.5% during 2012 to 16.4 million barrels. Assuming $80 per barrel average realized oil pricing in California (although current Midway Sunset pricing is $100 per barrel), we anticipate that the nine Tar formation wells drilled in 2012 will payout in approximately one year, while the Ranger and Upper Terminal formation sinusoidal wells will payout in 1 to 2 years. Warren exited the year with a production rate of over 3,500 gross (2,900 net) barrels of oil per day ("BOPD") from our two Wilmington Field units.

I am also pleased to report that we began our 2013 drilling program in our Wilmington Townlot Unit ("WTU") on March 1, 2013. As we announced earlier, our plan for 2013 is to drill 13 new oil wells and 3 water injection wells in the WTU. In our adjacent North Wilmington Unit ("NWU"), we plan to drill 4 new oil wells and 3 injection wells during 2013. While growing our oil production and reserves at the WTU and NWU and our natural gas production in the Washakie Basin are priorities, we are now in a position to consider attractive acquisitions in basins where we can implement our strengths which include enhanced oil recovery, advanced horizontal drilling expertise and Rocky Mountain natural gas development."

Full Year 2012 Results

For the year ended December 31, 2012, total oil and gas revenue increased by 18% to $121.8 million compared to $103.4 million in 2011 and cash flow from operations increased by 43% to $66.8 million from $46.8 million in 2011. These increases were primarily driven by increased oil production in 2012.

Total operating expenses increased 32% to $100.1 million compared to $76.0 million during 2011. Lease operating expenses ("LOE") increased 8% to $33.1 million from $30.6 million in 2011, primarily due to higher California property taxes and increased well workover costs. Depletion, depreciation and amortization ("DD&A") expense increased by 55% to $47.2 million, or $23.26 per barrel of oil equivalent ("BOE"), due to a reduction in proved gas reserves and an increase in estimated future development costs associated with increased proved undeveloped oil reserves.

General and Administrative ("G&A") expenses increased by 34% to $19.8 million in 2012, compared to $14.8 million in 2011. This increase in G&A primarily resulted from the severance expenses for four former executive officers and employees of the Company.

The Company's net loss on derivative financial instruments was $3.0 million during the year ended December 31, 2012, which was comprised of a $2.8 million realized cash loss on commodity derivatives and a $0.2 million unrealized, non-cash loss on commodity derivatives.

Detailed fourth quarter and year-end 2012 production, proved reserves and capital spending plans for 2013 were provided in the Company's February 6, 2013 press release.

Fourth Quarter of 2012 Results

For the quarter ended December 31, 2012, total oil and gas revenue increased by 17% to $31.9 million compared to $27.3 million in 2011 and cash flow from operations decreased by 3% to $14.2 million from $14.6 million in 2011.

Total operating expenses were $27.8 million during the fourth quarter of 2012 compared to $20.2 million during the fourth quarter of 2011. LOE increased by 64% to $10.3 million in the fourth quarter of 2012 compared to $6.3 million during the same period in 2011. This increase was primarily attributable to higher California property taxes, increased well workover costs and increased start-up operating expenses in the Atlantic Rim area resulting from the Anadarko Petroleum Corporation acquisition. DD&A was $12.6 million, or $21.73 per BOE, representing an increase of 27% over the fourth quarter of 2011.

G&A expenses increased by 24% to $4.9 million for the fourth quarter of 2012 compared to $4.0 million for the fourth quarter of 2011. This increase was due primarily to the severance packages for four former executive officers and employees. Non-cash stock-based compensation expense was $0.9 million for the three months ended December 31, 2012, compared to $0.4 million for the three months ended December 31, 2011.

The Company's net gain on derivative financial instruments was $0.8 million during the fourth quarter of 2012, which was comprised of a $1.2 million realized cash loss on commodity derivatives and a $2.0 million unrealized, non-cash gain on commodity derivatives.

2012 Year-End Debt and Liquidity

At December 31, 2012, the Company had $99.5 million outstanding under its senior credit facility, with $40.5 million of borrowing capacity available. At December 31, 2012, Warren was, and currently is, in full compliance with all covenants under its senior credit facility. The Company will undergo its semi-annual borrowing base redetermination in April 2013.

2012 Capital Expenditures

Capital expenditures for 2012 were $46 million, which included $31 million for drilling and development operations in the Wilmington Field oil properties in California, $11 million for facilities improvements and infrastructure costs in California, and $4 million relating to operations in our coalbed methane natural gas properties in Wyoming. Additionally, we spent $16 million on the acquisition from Anadarko Petroleum of additional oil and gas interests and midstream assets in the Atlantic Rim project in Wyoming.

Hedging Update

Warren has entered into several financial derivative contracts to hedge our exposure to commodity price risk associated with anticipated future oil and gas production. As of the date hereof, the Company owns Brent Crude indexed put options with an exercise price of $70 per barrel for 1,375 BOPD from January 1, 2013 through September 30, 2013; NYMEX natural gas swaps with a price of $3.39 for 7,000 MMbtu/d from January 1, 2013 through December 31, 2013; and NYMEX natural gas swaps with a price of $3.79 for 7,000 MMbtu/d from January 1, 2014 through December 31, 2014.

2013 Guidance

Warren provides the following forecast for net production based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	First Quarter ending March 31, 2013	Year ending December 31, 2013
Production:
Oil (MBbl)	250 – 260	1,125 – 1,225
Gas (MMcf)	1,500 – 1,600	6,000 – 6,500
Oil Equivalent (Mboe)	500 – 527	2,125 – 2,308

Financial and Statistical Data Tables

Following are financial highlights for the comparative fourth quarters and annual periods ended December 31, 2012 and 2011. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands, except per share information)		(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$31,904	$27,280	$121,797	$103,371

Operating Expenses
Lease operating expenses and taxes	10,310	6,302	33,072	30,637
Depreciation, depletion and amortization	12,601	9,935	47,172	30,517
General and administrative	4,917	3,972	19,844	14,819
Total operating expenses	27,828	20,209	100,088	75,973
Income from operations	4,076	7,071	21,709	27,398

Other income (expense)
Interest and other income	31	15	90	77
Interest expense	(855)	(1,095)	(3,311)	(3,188)
Gain (loss) on derivative financial instruments	797	(2,992)	(2,975)	(2,726)
Total other expense	(27)	(4,072)	(6,196)	(5,837)
Income before income taxes	4,049	2,999	15,513	21,561
Deferred income tax expense (benefit)	7	(2)	(7)	(78)
Net income	4,042	3,001	15,520	21,639

Less dividends and accretion on preferred shares	2	2	10	10

Net income applicable to common stockholders	$4,040	$ 2,999	$15,510	$21,629

Income per share - Basic	$0.06	$0.04	$0.22	$0.31
Income per share - Diluted	$0.06	$0.04	$0.22	$0.30

Weighted average common shares outstanding - Basic	71,454,487	70,886,560	71,376,046	70,830,855
Weighted average common shares outstanding - Diluted	72,142,941	71,829,277	72,096,672	72,047,488

Production:
Gas - MMcf	1,842	1,300	5,514	5,020
Oil - MBbls	273	247	1,109	911
Total Equivalents (MBoe)	580	463	2,028	1,748

Realized Prices:
Gas - Mcf	$3.33	$3.47	$2.78	$3.98
Oil - Bbl	$94.42	$92.37	$96.02	$91.53
Total Equivalents (Boe)	$55.02	$58.89	$60.06	$59.14

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:

Cash flow from operations	$14,200	$14,571	$66,837	$46,756
Changes in working capital accounts	2,358	(61)	(1,134)	(1,873)
Cash flow from operations before working capital changes	$16,558	$14,510	$65,703	$44,883

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors can and will cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, changes in oil and gas prices, changes in expected levels of oil and gas reserve estimates and production estimates, the timing and results of drilling and other development activities, governmental and environmental regulations and permitting requirements and delays, the availability of capital and credit market conditions, unsuccessful exploratory activities, planned capital expenditures, unexpected cost increases, delays in completing production, treatment and transportation facilities, the availability and cost of obtaining equipment and technical personnel, operating hazards, risks associated with the availability of acceptable transportation arrangements, unanticipated operational problems, potential liability for remedial actions under existing or future environmental regulations, changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in other public filings and press releases.

CONTACT: Media Contact:
         David Fleming
         212-697-9660